Exhibit 99.8

CONSOLIDATED FINANCIAL STATEMENTS

NEF Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Period from August 1, 2017 to December 31, 2017 (the “Period”)

With Independent Auditors’ Report

NEF Holdings, LLC and Subsidiaries

Consolidated Financial Statements

Period Ended December 31, 2017

Independent Auditors’ Report

Board of Managers

NEF Holdings, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of NEF Holdings, LLC and Subsidiaries, which comprise the consolidated statement of financial condition as of December 31, 2017, and the related consolidated statements of operations, comprehensive income, changes in members’ capital, and cash flows for the period from August 1, 2017 to December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEF Holdings, LLC and Subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the period from August 1, 2017 to December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania

February 15, 2018

NEF Holdings, LLC and Subsidiaries

Consolidated Statement of Financial Condition

At December 31, 2017

(In Thousands)

Assets
Cash	$15,128
Restricted cash	5,627
Financing receivables:
Net investment in direct finance leases	173,403
Secured loans, net	56,712

230,115
Allowance for losses on financing receivables	(7,143)

Total financing receivables, net	222,972
Equipment on lease, net of accumulated depreciation of $165	5,031
Equipment off lease - held-for-sale	1,816
Fixed assets, net of accumulated depreciation of $43	227
Goodwill	29,832
Other assets	8,850

Total assets	$289,483

Liabilities and Members’ Capital
Liabilities:
Notes payable	$69,962
Senior secured credit facility	69,852
Accrued expenses	4,870
Good faith deposits	1,071
Accounts payable	407
Other liabilities	5,134

Total liabilities	151,296

Members’ capital:
Members’ capital	138,187

Total members’ capital	138,187

Total liabilities & members’ capital	$289,483

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statement of Operations

For the Period Ended December 31, 2017*

(In Thousands)

Income:
Interest income from direct finance leases	$8,374
Interest income from secured loans	2,868
Operating lease income	599
Other income	3,727

Total income	15,568
Expenses:
Compensation and benefits	3,600
Interest expense	3,243
Provision for losses	1,678
Professional fees	594
Occupancy and office expenses	464
Depreciation	208
Impairments of equipment off lease	183
Other expenses	895

Total expenses	10,865

Net income	$4,703

*	From August 1, 2017 to December 31, 2017

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statement of Comprehensive Income

For the Period Ended December 31, 2017*

(In Thousands)

Net income	$4,703
Other comprehensive loss:
Derivative instruments designated and qualifying as cash flow hedges:
Change in unrealized holding losses arising during the year	(7)

Total other comprehensive loss	(7)

Total comprehensive income	$4,696

*	From August 1, 2017 to December 31, 2017

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Capital

For the Period Ended December 31, 2017*

(In Thousands)

Members’ capital at August 1, 2017	$139,572
Capital distributions	(6,081)
Other comprehensive loss	(7)
Net income	4,703

Members’ capital at December 31, 2017	$138,187

*	From August 1, 2017 to December 31, 2017

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statement of Cash Flows

For the Period Ended December 31, 2017*

(In Thousands)

Cash flows from operating activities
Net income	$4,703
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of equipment off lease	183
Provision for losses	1,678
Amortization of deferred financing costs	533
Amortization of upfront fees received and initial direct costs paid	65
Depreciation	208
Amortization of notes payable discounts	81
Changes in operating assets and liabilities:
Increase in interest receivable and other assets	(4,062)
Increase in interest payable	210
Increase in accrued expenses	3,061
Increase in good faith deposits	29
Increase in accounts payable	241
Increase in other liabilities	3,489

Net cash provided by operating activities	10,419

Cash flows from investing activities
Sale of secured loans and direct finance leases to an affiliate	64,456
Investments in secured loans and direct finance leases	(11,041)
Collections of principal on secured loans and direct finance leases	38,387
Non-refundable upfront fees received	19
Initial direct costs paid	(108)
Proceeds from sales of equipment off lease	2,219
Purchases of fixed assets	(42)

Net cash provided by investing activities	93,890

Cash flows from financing activities
Borrowings on credit facility	35,192
Repayments on credit facility	(103,075)
Repayments of notes principal	(24,185)
Capital distributions	(6,081)

Net cash used in financing activities	(98,149)

Net increase in cash and restricted cash	6,160
Cash and restricted cash at the beginning of period	14,595

Cash and restricted cash at the end of period	$20,755

Supplemental disclosures of cash flow information
Interest paid	$2,476

*	From August 1, 2017 to December 31, 2017

See accompanying notes to the consolidated financial statements

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2017

(In Thousands)

1.	Organization and Business

NEF Holdings, Inc. was organized on June 7, 2013 as a Delaware corporation and commenced its operations in June 2013. Effective January 1, 2014, NEF Holdings, Inc. converted from a corporation to a limited liability company (“LLC”), NEF Holdings, LLC (“NEF Holdings”), pursuant to Section 18-214 of the Limited Liability Act in the State of Delaware. Subsequent to the close of business on July 31, 2017, NEF Holdings was acquired by Solar Capital Ltd. (“Solar”) (see note 4).

As of December 31, 2017, NEF Holdings had five wholly-owned subsidiaries: Nations Fund I, LLC (“Fund I”), Nations Equipment Finance Funding II, LLC (“Issuer II”), Nations Equipment Finance Funding III, LLC (“Issuer III”), Nations Equipment Finance, LLC (“NEF”), and Nations Tioga, LLC (“Nations Tioga”) (collectively, the “Company”). The Company is headquartered in Norwalk, Connecticut.

Nations Fund I, Inc. was organized on September 17, 2010 as a Delaware corporation. Effective January 1, 2014, Nations Fund I, Inc. converted from a corporation to a LLC, Nations Fund I, LLC, pursuant to Section 18-214 of the Limited Liability Act in the State of Delaware. Fund I is a commercial equipment finance company that provides term loans and leases to primarily middle market and privately held companies. Fund I focuses on direct origination of loans and equipment leases secured by equipment collateral, such as trailers, trucks, construction and manufacturing equipment.

During August 2014, NEF Holdings formed Issuer II as a Delaware LLC. Issuer II, a wholly-owned subsidiary of NEF Holdings, was formed as a bankruptcy remote vehicle with the intention to acquire net financing receivables from NEF Holdings in order to leverage these assets through a term securitization and take advantage of a low interest rate market environment.

During November 2015, NEF Holdings formed Issuer III as a Delaware LLC. Issuer III, a wholly-owned subsidiary of NEF Holdings, was formed as a bankruptcy remote vehicle with the intention to acquire net financing receivables from NEF Holdings in order to leverage these assets through term securitization and take advantage of a lower interest rate market environment.

NEF was organized as a limited liability company under the laws of the State of Delaware and commenced operations on August 24, 2010. NEF was formed for the purposes of serving as the investment manager for Fund I and later as the servicer for Issuer II and Issuer III. Services provided by NEF include, among other things, identifying, structuring and negotiating transactions, monitoring, advising and managing investments, exercising control rights, options or warrants, liquidating investments, cash management, accounting, tax, compliance and legal services.

Nations Tioga, a wholly owned subsidiary of NEF Holdings, was organized as a Delaware LLC in December 2016. As of December 31, 2017, no transactions have been originated by Nations Tioga.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These consolidated financial statements include the accounts of NEF Holdings and its wholly-owned subsidiaries, Fund I, Issuer II, Issuer III, NEF, and Nations Tioga. All significant intercompany balances and transactions are eliminated in consolidation.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

Use of Estimates

The presentation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions are subject to change in the future as additional information becomes available or as circumstances are modified. Actual results could differ materially from these estimates. Management’s estimates and assumptions are used in estimating an allowance for losses on financing receivables, impairments of equipment off lease, useful lives of leasing equipment, fair values of unguaranteed residual values and purchase accounting valuation adjustments.

Cash

At December 31, 2017, the Company’s cash balance totaled $20,755, of which $5,627 was restricted. A substantial portion of the restricted cash balance is maintained for the benefit of the note holders in connection with the Company’s securitizations.

Secured Loans

Secured loans, net are reported at the principal amount outstanding, net of non-refundable fees, initial direct costs and accrued interest. Interest income on secured loans is recorded on the accrual basis in accordance with the terms of the respective loan.

Non-refundable loan fees and initial direct costs associated with the origination of loans are deferred and included in secured loans, net in the consolidated statement of financial condition. These fees are recognized as an adjustment to interest income over the contractual life of the loans using the interest method.

Direct Finance Leases

Net investment in direct finance leases is reported net of unearned income, deferred non-refundable fees and initial direct costs associated with their origination, and inclusive of guaranteed and unguaranteed residual values. Direct finance leases are usually long-term in nature, typically ranging for a period of three to seven years and include either a nominal or fair market value purchase option at the end of the lease term.

Non-refundable fees received and initial direct costs incurred associated with the origination of direct finance leases are deferred and are recognized as an adjustment to interest income over the contractual life of the direct finance leases using the interest method.

Recognition of Earned Income on Direct Finance Leases

The difference between the cost of the equipment and the total finance lease receivable plus, where applicable, the unguaranteed or guaranteed residual value is recorded as unearned income. Unearned income is amortized as earned income over the term of the transaction using the interest method.

Fixed Assets

Fixed assets consist of furniture and fixtures, software, computers, leasehold improvements, an automobile, telephone and office equipment, and are stated at cost less accumulated depreciation and amortization. Expenditures for repairs and maintenance are expensed as incurred and are included in other expenses in the Company’s consolidated statement of operations.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

Depreciation and amortization of fixed assets are calculated using the straight-line method over their respective useful lives as follows, and recorded in depreciation and amortization in the consolidated statement of operations:

Useful Life (Years)
Furniture and fixtures	7
Computers	5
Telephone	7
Office equipment	5
Software	5
Automobile	5
Leasehold improvements	Lesser of the life of the asset or the life of the lease

Good Faith Deposits

Good faith deposits represent cash received from the Company’s customers, when the proposal for a potential transaction is signed. These deposits are used to pay expenses such as third party appraisals, document fees and travel and related costs incurred by the Company in connection with the origination of the transaction. If the deposit exceeds the expenses incurred by the Company, the excess amount is refundable to the customer. If the expenses incurred exceed the deposits received, the Company’s customers are liable for the overage. Such overages would be included in other assets on the consolidated statement of financial condition. In the event the Company approves a transaction with a customer and the customer elects not to pursue the transaction, the Company recognizes any remaining good faith deposit into income, as allowed by the agreed upon terms of the signed proposal. Such amounts are included in other income in the consolidated statement of operations.

Other Income

Amounts in other income in the consolidated statement of operations primarily include gains on sales of equipment, fees charged for early terminations of financing arrangements and other miscellaneous fees earned in connection with the administration of such financing arrangements and foreign currency translation gains.

Other Expenses

Included in other expenses in the consolidated statement of operations are losses on sales of equipment, unreimbursed costs of collections and dispositions of defaulted and repossessed transactions, foreign currency translation losses and other expenses incurred in connection with the administration of financing arrangements.

Allowance for Losses on Financing Receivables

The Company maintains an allowance for losses on financing receivables at a level sufficient to absorb probable losses related to its financing receivables as of the date of the consolidated financial statements. In determining its allowance for losses on financing receivables, the Company considers the creditworthiness of the receivables in the portfolio based on internal customer risk ratings, collateral coverage and remaining term to maturity, which are reviewed and updated, as appropriate, on an ongoing basis.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

Individually identified non-performing secured loans and direct finance leases are measured based on the specific circumstances of the transaction and a specific allowance is established, if necessary. Amounts determined to be uncollectible are charged directly to provision for losses in the consolidated statement of operations. During the Period, charge-offs of financing receivables totaled $300.

The Company classifies a financing receivable as past due when it is overdue by more than 60 days. As of December 31, 2017, financing receivables with an outstanding balance of $951, $5,756, and $7,671 were between 61-90 days past due, 91-120 days past due and greater than 120 days past due, respectively.

Non-Accrual Financing Receivables

Income recognition is generally suspended for financing receivables after 90 days of non-payment, or if full recovery becomes doubtful based on the assessment by the Company. Income recognition is resumed when financing receivables are made current. At December 31, 2017, financing receivables with an outstanding balance of $18,637 were on non-accrual of income.

Equipment on Lease

Leasing equipment is comprised of equipment under operating leases. Leasing equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful life of the equipment. Income is recorded on a straight-line basis over the term of the lease as operating lease income in the consolidated statement of operations.

The estimated useful lives and residual values of the Company’s leasing equipment are based on independent third party appraisals and management’s judgment. The Company reviews its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation policies, useful lives of its equipment or the assigned residual values is warranted. The estimated useful lives of the Company’s leasing equipment at December 31, 2017 are as follows:

Useful Lives (Years)
Truck cranes	11
Drill units	15
Rail cars	30

Leasing equipment is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recovered. Key indicators of impairment on leasing equipment include, among other factors, a sustained decrease in operating profitability, a sustained decrease in utilization, or indications of technological obsolescence.

Equipment off Lease

Equipment off lease arises when the Company repossesses collateral that secured a financing receivable in a customer default scenario. A write-down of the financing receivable is recorded as a charge-off when the carrying amount exceeds the fair value and the difference relates to credit quality. At the time of repossession, the financing receivable is transferred to equipment off lease at the lower of cost or fair value. During the Period, the Company recorded $5 in charge offs, which are included in provisions for losses in the consolidated statement of operations.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

A review for impairment of equipment off lease is performed at least annually or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. During the Period, the Company recorded impairment charges of $183.

At December 31, 2017, equipment off lease totaled $1,816 in the consolidated statement of financial condition. The Company intends to sell such assets and has classified these assets as held for sale in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant & Equipment.

Derivative Instruments

The Company manages exposure to interest rate and foreign currency risk through the use of interest rate caps and cross-currency swaps traded in the over-the-counter markets with other financial institutions. The Company does not enter into derivative financial instruments for speculative purposes. Derivative instruments are recognized at fair value in the consolidated statement of financial condition and included in other assets.

Interest rate caps are used to manage the Company’s interest rate exposure on its senior secured credit facility. At December 31, 2017, such derivatives had a notional amount of $65,000 and a fair value of $199, which are included in other assets in the consolidated statement of financial condition. Increases in fair value of the interest rate caps totaled $57 during the Period, and are included in interest expense in the consolidated statement of operations.

The Company designates foreign currency derivative instruments, specifically cross-currency swaps, as a hedge of the variability of forecasted cash flows associated with certain financing receivables. On the date the derivative contract is entered into, the Company formally documents all relationships between the hedging instrument and the hedged item, as well as its risk management objective and strategy for undertaking various hedge transactions. Hedge effectiveness is measured at the hedge’s inception and, on an on-going basis, to determine whether the derivatives are highly effective in offsetting the changes in cash flows of the hedged item. The Company does not offset fair value amounts recognized for derivative instruments executed with the same counterparty in the consolidated statement of financial position.

Changes in fair value of foreign currency derivatives that are designated and qualify as cash flow hedges, which are highly effective, are recorded in the consolidated statement of comprehensive income until earnings are affected by the variability in cash flows of the designated hedged item. The fair value and any changes in fair value of foreign currency derivatives, which are no longer highly effective or are de-designated, are recorded in other income in the consolidated statement of operations. When it is probable that a forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive income/(loss) is reclassified into earnings.

At December 31, 2017, the Company did not hold any cross currency swaps. Changes in unrealized holding losses of cross currency swaps, which were deemed highly effective, totaled

($7) during the Period and are included in other comprehensive loss in the consolidated statement of comprehensive income.

Deferred Financing Costs

Deferred financing costs represent fees and other incremental costs incurred in connection with the financing of the Company’s senior secured credit facility and notes payable. Deferred financing costs for its

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

senior secured credit facility are amortized using the straight-line method into earnings over the contractual term of the facility. Deferred financing costs for notes payable are amortized into earnings using the effective interest rate method over the contractual terms of the respective notes.

Debt

Senior secured credit facility represents the Company’s borrowings under its long term revolver which are carried at amortized cost, along with the related accrued interest payable and unamortized deferred financing costs.

Notes payable represent the Company’s unpaid secured note balance which are carried at amortized cost, net of discounts, along with the related accrued interest payable and unamortized deferred financing costs.

Issuer II’s Class B and Issuer III’s Class B and C notes were originally issued at discounts. These discounts are amortized using the straight line method over the lives of Issuer II’s Class B notes and Issuer III’s Class B and Class C notes, respectively.

Financial Asset Transfers

The Company accounts for transfers of financial assets under FASB ASC 860, Transfers and Servicing, utilizing a control oriented, financial components approach to financial asset transfer transactions whereby the Company: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets when control has been surrendered; and (3) derecognizes liabilities once they are extinguished. Control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the Company and its creditors, even in the event of bankruptcy or other receivership; (ii) the purchaser has the right to pledge or exchange the transferred assets, or, is a qualifying special purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the Company does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles or obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the date of the consolidated statement of financial condition. Income and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process, which totaled ($6) for the Period, are recorded in other expenses in the consolidated statement of operations. At December 31, 2017, the Company had cash, financing receivables and debt denominated in the Canadian dollar.

Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership. Accordingly, the Company is not subject to federal or state income taxes. Taxable income, losses and deductions flow through to the Company’s members.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

Contingencies and Commitments

The Company may be subject to various legal proceedings, claims, and litigation, either asserted or unasserted that arise in the ordinary course of business. Professional legal fees are expensed as incurred. The Company records accruals for contingent losses when such losses are probable and reasonably estimable. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information.

Fair Value Measurement

Fair value is defined as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction at the measurement date. In determining fair value of financial instruments, the Company uses various valuation approaches which often utilize certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. The inputs can be readily observable, market corroborated or generally unobservable internal inputs. The Company utilizes valuation techniques that rely primarily on observable inputs.

Goodwill

Goodwill, which represents the excess of consideration paid for the Company over the fair value of the related assets acquired and liabilities assumed, arose from the acquisition of the Company on July 31, 2017 (see Note 4). The Company assesses goodwill for impairment, annually or more frequently if events or changes in circumstance occur, by comparing the carrying value to its fair value. If the fair value is less than the carrying value, an impairment charge is recorded in that period. For the Period, there were no impairment charges recorded.

3.	New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This guidance provides a single comprehensive revenue recognition framework and supersedes existing revenue recognition guidance. Included in the new principles-based revenue recognition model are changes to the basis for deciding on the timing for revenue recognition. In addition, the standard expands and improves revenue disclosures. In August 2015, the FASB subsequently issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09. After the deferral, ASU 2014-09 is effective retroactively for annual or interim reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of adopting this new standard on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This guidance is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. Among other things, this guidance will eliminate the requirement to disclose fair value of financial instruments measured at amortized cost for non-public entities. This amendment is effective for the Company for fiscal years beginning after December 15, 2018. The Company is currently evaluating the potential impact the new standard will have on its consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

In February 2016, the FASB issued ASU 2016-2 – Leases. This amendment will require companies that lease assets to recognize on the consolidated statement of financial condition the assets and liabilities for the rights and obligations created by those leases. This amendment is effective for the Company for the fiscal year beginning after December 15, 2019. The Company is currently evaluating the potential impact the new standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 – Financial Instruments – Credit Losses. This amendment will require companies to broaden the information considered in developing its expected credit loss estimates on financing receivables measured either individually or collectively. This amendment is effective for the Company for the fiscal year beginning after December 15, 2020. The Company is currently evaluating the potential impact the new standard will have on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18 – Statement of Cash Flows (Restricted Cash). This amendment requires the statement of cash flows explain the change in the total of cash, cash equivalents and restricted cash. The Company early adopted this guidance, as permitted, and has made the required disclosures in these consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04 – Intangibles—Goodwill and Other (Topic 350). This amendment simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. This amendment is effective for the Company for the fiscal year beginning after December 15, 2021. The Company is currently evaluating the potential impact the new standard will have on its consolidated financial statements.

4.	Acquisition and Asset Sale

As discussed in Note 1, immediately following the close of business on July 31, 2017, Solar, through its wholly owned subsidiaries, NEFCORP, LLC (“NEFCORP”) and NEFPASS, LLC (“NEFPASS”), acquired all the equity interests in the Company. The assets acquired and liabilities assumed in the acquisition were recorded at their respective fair values. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

The allocation of the purchase price to the assets acquired and liabilities assumed at the date of acquisition is as follows:

Total consideration	$139,565

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	14,595
Financing receivables	252,695
Financing receivables – held for sale	64,456
Equipment on lease	5,196
Equipment off lease	3,189
Fixed assets	228
Prepaid assets	112
Other assets	4,982
Account payable and accrued expenses	(1,975)
Senior secured debt facility	(137,350)
Notes payable	(93,708)
Other liabilities	(2,687)

Total identifiable net assets	109,733

Goodwill	$29,832

In accordance with the provisions of FASB Topic 805, Business Combinations, the fair value of financing receivables and other assets, was determined based on an independent valuation that considered industry risk, as well as interest rate, liquidity, credit and event risks. The fair value of tangible property, including equipment on lease and equipment off lease, was also based on an independent valuation, which utilized a combination of desktop valuations as well a market approach, given a portion of the assets were sold subsequent to acquisition date. The total fair value discount on all identifiable net assets totaled $8,157. As a result of the acquisition, goodwill of $29,832 was recorded in the consolidated statement of financial condition.

Immediately following the acquisition of the equity interest of the Company by two wholly-owned subsidiaries of Solar on July 31, 2017, the Company entered into a purchase and sale agreement with NEFPASS to sell financing receivables of $64,456, which represented the July 31, 2017 fair value of these assets. The financing receivables were sold, without recourse, at their fair value and there was no gain or loss recorded as a result of the sale.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

5.	Financing Receivables

Net investment in direct finance leases consists of the following at December 31, 2017:

Gross finance lease receivables	$172,200
Guaranteed residuals	21,281
Unguaranteed residuals	23,279
Unearned Income	(40,224)
Deferred non-refundable fees collected	(341)
Deferred initial direct costs paid	757

$176,952
Purchase accounting valuation discount (see note 4)	(3,549)

Total net investment in direct finance leases	$173,403

Secured loans, net, consist of the following at December 31, 2017:
Secured loans, principal	$59,640
Accrued interest receivable	751

Total secured loans, gross	60,391
Deferred non-refundable fees collected	(736)
Deferred initial direct costs paid	413

60,068
Purchase accounting valuation discount (see note 4)	(3,356)

Total secured loans, net	$56,712

Aggregate scheduled payments, contractual maturities including guaranteed residuals and unguaranteed residuals by year on the fixed and floating-rate secured loans and direct finance leases, are as follows:

	2018	2019	2020	2021	2022	Thereafter	Total
Secured loans:
Fixed rate	$8,277	$15,792	$7,480	$1,975	$1,209	$247	$34,980
Floating rate	5,785	8,356	10,519	—	—	—	24,660
Direct finance leases	70,940	57,748	34,888	28,686	14,755	9,743	216,760

Total	$85,002	$81,896	$52,887	$30,661	$15,964	$9,990	$276,400

6.	Allowance for Losses on Financing Receivables

A financing receivable is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. As of December 31, 2017, the Company maintained a specific allowance for losses of $4,169 on financing receivables of $13,329 and a general allowance for losses of $2,974 on the remaining portfolio of financing receivables.

The Company monitors the internal risk rating of each customer. The internal risk rating was developed by the Company and is fully described in the Company’s credit policies and procedures. The internal risk rating gives heavy weighting to collateral coverage and fixed charge coverage of the customer. It also takes into

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Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

account the customer’s leverage as well as subjective factors including industry cyclicality, quality of management and liquidity. The internal risk ratings range from 1 to 8, with 1 being the best and 8 being the worst.

Customer’s risk ratings are computed quarterly during a quarterly portfolio review process. If during the life of a transaction, a customer’s risk rating is downgraded to a risk rating of 4 or beyond, the Company’s credit team follows the procedures for monitoring the credit as specified in the Company’s credit policies and procedures.

7.	Equipment on Lease

At December 31, 2017, equipment under operating leases consists of a cost basis of $5,790, net of accumulated depreciation of $165 and a purchase accounting valuation discount of $594 for a net balance of $5,031. Total depreciation expense relating to equipment under operating leases was $165 for the Period and recorded as depreciation expense on the consolidated statement of operations.

Aggregate scheduled contractual payments to be received by year on equipment under operating leases are as follows:

2018	$629
2019	629
2020	157

$1,415

8.	Fixed Assets

At December 31, 2017, fixed assets, net consists of the following:

Furniture and fixtures	$94
Leasehold improvements	59
Computers	59
Automobile	21
Office equipment	17
Software	11
Telephone	9

Fixed assets, gross	270
Accumulated depreciation	(43)

Fixed assets, net	$227

Depreciation and amortization expense related to fixed assets totaled $43 for the Period. For the years ending 2018, 2019 and thereafter, the Company will recognize annual amortization expense related to software of $3, $3 and $2, respectively.

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Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

9. Senior Secured Credit Facility

Senior secured credit facility consists of the following at December 31, 2017:

Senior secured credit facility, principal	$71,010
Accrued interest payable	224
Unamortized deferred financing costs	(1,382)

Total senior secured credit facility	$69,852

At December 31, 2017, Fund I maintains a revolving credit facility (the “Facility”) with total availability of $150,000. Interest is based on the London Interbank Offering Rate (“LIBOR”), plus an applicable margin. The applicable margin ranges from 2.50% to 2.75% based on Fund I’s leverage ratio. The leverage ratio represents the ratio of the outstanding balance of the Facility to Fund I’s total member’s capital, as described in the Facility agreement. All assets of Fund I are pledged as collateral under the Facility. Fund I is also required to pay a 0.375% per annum unused line fee. Included in the total availability is a sublimit of $50,000 that is reserved to fund transactions in Canadian dollars (“CAD”). The Company provides a limited guaranty to the Facility for all interest, fees and expenses that cannot otherwise be charged to Fund I. The Facility is set to mature on July 31, 2021, with the principal payable in full at maturity.

The Facility requires Fund I and the Company to maintain certain periodic financial covenants surrounding capitalization, cash flow and default, delinquency and charge-off ratios. As of December 31, 2017, Fund I and the Company were in full compliance with all the requirements of the Facility.

10.	Notes Payable

Notes payable at December 31, 2017 are as follows:

	Issuer II	Issuer III	Total
Class A note principal	$1,209	$27,871	$29,080
Class B note principal	11,999	11,063	23,062
Class C note principal	10,154	9,360	19,514
Unamortized discount on Class B notes	(32)	(275)	(307)
Unamortized discount on Class C notes	—	(866)	(866)
Unamortized deferred financing costs	(247)	(362)	(609)
Accrued interest payable	26	62	88

Total notes payable	$23,109	$46,853	$69,962

Issuer II issued $173,127 of equipment contract backed notes (“Issuance II”) on October 10, 2014. Issuer II entered into an Indenture with US Bank National Association, as Trustee and Custodian (“Indenture II”), and issued Class A, Class B and Class C notes (collectively “Issuer II Notes”). Indenture II defines the terms of the transaction whereby equipment backed term loans and leases were pledged as collateral to secure the note holders. The Class A notes were rated A by DBRS and A3 by Moody’s. The Class B and Class C notes were rated Baa2 and Ba2, respectively, by Moody’s. Since inception, Class A notes were upgraded on December 31, 2015 by Moody’s and then again on July 31, 2017 by DBRS and Class B notes were upgraded on December 31, 2015 by Moody’s. As of December 31, 2017 the Moody’s ratings for Class A, Class B and Class notes were A2, BAaa1 and Ba2, respectively, while Class A was rated AAA by DBRS.

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Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

Interest on the Issuer II Notes is fixed at 1.558%, 3.276% and 5.227% on the Class A, Class B and Class C notes, respectively. All contractual payments, excluding residuals, on Issuer II’s leases and all principal and interest payments on Issuer II’s loans are pledged as collateral under Issuance II. Class A notes mature in July 2018, the Class B notes mature in January 2019 and the Class C notes mature in September 2019. The Company incurred fees of $1,917 and other direct and incremental costs in connection with issuance of Issuer II’s notes. Issuer II also engaged NEF to act as its servicer (the “Servicer”) based on the servicing agreement signed on October 10, 2014.

Issuer III issued $151,469 of equipment contract backed notes (“Issuance III”) on February 19, 2016. Issuer III entered into an Indenture with US Bank National Association, as Trustee and Custodian (“Indenture III”), and issued Class A, Class B and Class C notes (collectively “Issuer III Notes”). Indenture III defines the terms of the transaction whereby equipment backed term loans and leases were pledged as collateral to secure the note holders. The Class A notes were rated A by DBRS and A3 by Moody’s. The Class B and Class C notes were rated Baa3 and Ba2, respectively, by Moody’s. As of December 31, 2017, the DBRS rating for the Class A notes was upgraded to AA.

Interest on the Issuer III Notes is fixed at 3.61%, 4.75% and 5.00% on the Class A, Class B and Class C notes, respectively. All contractual payments, excluding lease residuals, on Issuer III’s leases and all principal and interest payments on Issuer III’s loans are pledged as collateral under Issuance III. Class A notes mature in February 2021, the Class B notes and Class C notes mature in January 2025. The Company incurred fees of $1,832 and other direct and incremental costs in connection with issuance of Issuer III’s notes. Issuer III also engaged NEF to act as its servicer based on the servicing agreement signed on February 19, 2016.

Under the terms of Issuance II and Issuance III, the Issuers are required to maintain certain financial covenants surrounding net losses and delinquencies. As of December 31, 2017, both Issuer II and Issuer III were in full compliance with all covenants.

11.	Employee Compensation and Benefit Plans

As of December 31, 2017, the Company employed personnel at its headquarters in Norwalk, Connecticut and its sales offices in Florida, Ohio, Texas, Colorado and California. Employee compensation and benefits are comprised of base salaries, discretionary bonuses, health care benefits, employer 401(k) contributions and payroll taxes. As a part of their employment agreements, certain members of senior management are eligible for an annual bonus amount which is calculated as a percentage of their annual salaries, based on the performance of NEF Holdings, as described in their employment agreements.

Effective August 1, 2017, the Company formed a Long Term Incentive Plan (“LTIP”) that provides for an annual bonus pool to certain members of senior management based on the Company achieving certain performance criteria. For the Period, the Company has not expensed any amount for the LTIP.

The Company sponsors a 401(k) plan, where the Company contributes 3% of employees’ annual earnings up to the maximum annual contribution amount as determined by the Internal Revenue Service.

12.	Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements (“ASC 820”), establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions.

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Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as interest rates and foreign exchange rates that are observable at commonly quoted intervals. Financial assets utilizing Level 2 inputs include currency swaps and interest rate caps.

Level 3 – Unobservable inputs.

As of December 31, 2017, the Company measured its interest rate caps, at fair value on a recurring basis. Total fair value of such derivative instruments was $199, which was classified as Level 2 in the fair value hierarchy by the Company. The fair value of interest rate caps are measured using discounted cash flow calculations based on observable inputs from the relevant interest/exchange rate curves in effect at December 31, 2017.

ASC 820 also requires that the Company disclose estimated fair values for its financial instruments. No quoted market exists for the Company’s financial instruments. Therefore, fair market estimates are based on judgments, risk characteristics of various financial instruments and other factors. Changes in these assumptions could significantly affect the estimates.

The Company estimates the carrying amounts of cash approximated its fair values as of December 31, 2017. Since there is no liquid secondary market for the Company’s financing receivables, the Company estimated the fair value of its secured loans and net investment in direct finance leases by comparing the average yield of the portfolio to recent issuances of similar loans and leases. Based on the Company’s review of the Amended Facility, which was executed on December 31, 2017, management determined that the carrying value of its senior secured credit facility approximated fair value. The Company examined the pricing of notes payable and determined that current market conditions would slightly impact the fair value of the existing Notes.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2017 were as follows:

	Carrying Amount	Estimated Fair Value
Financial assets:
Cash	$20,755	$20,755
Net investment in direct finance leases	173,403	177,416
Secured loans, net	56,712	57,150
Financial liabilities:
Notes payable	$69,962	$70,223
Senior secured credit facility	69,852	69,852

13.	Concentration of Credit Risk

Financing receivables subject the Company to credit risk. The Company monitors its portfolios by evaluating each of the customer’s financial condition and collateral. The Company’s maximum exposure to credit risk at December 31, 2017, without considering the underlying collateral, is represented by the carrying value of the financing receivables in the consolidated statement of financial condition.

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Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

The Company monitors its financing receivables for geographic (by collateral location) concentrations. The following table reflects such concentrations as of December 31, 2017:

Geographic Concentration
Texas	$51,272
Kansas	22,298
Alberta (Canada)	18,248
California	15,140
Colorado	9,878
Ohio	9,626
Tennessee	9,512
Connecticut	8,115
Florida	7,616
North Carolina	7,126
Pennsylvania	6,733
Maine	6,313
New York	5,396
Nevada	5,341
Louisiana	5,188
Kentucky	4,609
Other U.S. states / Canada	37,704

Total financing receivables, gross	$230,115

The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters. Typically, the Company obtains access to collateral either through direct ownership or by a first lien security interest.

The Company also monitors its financing receivables for collateral concentrations. The following table reflects such concentrations as of December 31, 2017:

Collateral Concentrations
Aircraft	$27,813
Tractors	25,293
Trailers	15,892
Trucks	14,033
Busses	13,235
Construction equipment	12,444
Cranes	11,776
All other	109,629

Total financing receivables, gross	$230,115

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Notes to the Consolidated Financial Statements (continued)

December 31, 2017

(In Thousands)

14.	Contingencies and Commitments

As of December 31, 2017, the Company had three U.S. and one Canadian revolver financing arrangements with a total outstanding balance of $9,122 and CAD$2,221 respectively, which are included in secured loans, net in the consolidated statement of financial condition. The Company’s maximum commitments under the U.S. and Canadian revolvers were $10,000 and CAD$3,000, respectively, as of December 31, 2017.

15.	Member’s Capital

As discussed in Note 1, subsequent to the close of business on July 31, 2017, NEF Holdings was acquired by Solar, through its wholly owned subsidiaries, NEFCORP and NEFPASS. At December 31, 2017, NEFCORP owns 100 Class A units and NEFPASS owns 100 Class B units, which represent the entire capital of the Company.

16.	Subsequent Events

The Company has evaluated subsequent events through February 15, 2018, the issuing date of the consolidated financial statements.

NEF Investments, LLC (“NEF Investments”), a wholly- owned subsidiary of NEF Holdings, was organized as a Delaware LLC on January 22, 2018. As of the issuing date of the consolidated financial statements, no transactions have been originated by NEF Investments.